Exhibit 99.1

Contacts:

HemoSense, Inc.	Lippert/Heilshorn & Associates
Paul Balsara, V.P. Finance &	Bruce Voss or Don Markley
Chief Financial Officer	dmarkley@lhai.com
pbalsara@hemosense.com	(310) 691-7100
(408) 240-3794

HEMOSENSE CLOSES PRIVATE PLACEMENT

San Jose, Calif., November 4, 2005 – HemoSense, Inc. (AMEX:HEM) today announced that it closed its previously announced private placement in which it sold 1,481,482 shares of its common stock at a price of $6.75 per share, raising $10 million in gross proceeds from certain institutional investors. In connection with their participation in the closing, these investors received warrants to purchase an aggregate of 740,741 shares of HemoSense’s common stock at an exercise price of $8.165 per share. Lazard Capital Markets LLC served as lead placement agent and Roth Capital Partners, LLC served as co-placement agent for the transaction.

HemoSense has agreed to file a registration statement covering the resale of the shares and the shares issuable upon exercise of the warrants. As a condition to the transaction, certain principal holders of the Company’s securities agreed to waive the right for other stockholders to have their shares covered by the registration statement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares and warrants issued in the private placement have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

About HemoSense, Inc.

HemoSense develops, manufactures and markets easy-to-use, handheld blood coagulation testing systems for monitoring patients taking warfarin, an oral blood-thinning agent given to prevent potentially lethal blood clots. The HemoSense INRatio(R) system, used by healthcare professionals and patients themselves, consists of a small, portable monitor and disposable test strips. It provides accurate and convenient measurement of blood-clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

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